Exhibit (a)(1)(J)(ii)
[If Participant elected & HAS exercised any discount option in 2006/2007, please direct them to this screen.]
ATMEL CORPORATION
ELECTION AMENDMENT REVIEW
     You have made the following elections with respect to your eligible options.

Number of
			Revised		Outstanding		Repriced and Increased
Option	Original	Original Grant	Measurement	Revised	Eligible	Expiration	Exercise Price of All
Number	Grant Date	Price	Date	Grant Price	Options	Date	Eligible Options	Did Not Amend
							o Repriced o Repriced o Repriced o Repriced o Repriced o Repriced	o Did not amend o Did not amend o Did not amend o Did not amend o Did not amend o Did not amend
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